Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-231819 and 333-231819-04

Ford Credit Auto Lease Trust 2020-A Investor Roadshow January 2020

Free Writing Prospectus Registration Statement No. 333-231819 Ford Credit Auto Lease Two LLC (“the depositor”) Ford Credit Auto Lease Trust 2020-A (“the issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-888-603-5847. 2

FCALT 2020-A Roadshow Transaction Issuer Participants Ford Credit Auto Lease Trust 2020-A Depositor Ford Credit Auto Lease Two LLC Servicer and Sponsor Ford Motor Credit Company LLC Indenture Trustee U.S. Bank National Association Owner Trustee The Bank of New York Mellon Delaware Trustee BNY Mellon Trust of Delaware Accountants PricewaterhouseCoopers LLP Active Joint-Lead Managers Barclays Capital Inc. Mizuho Securities USA LLC TD Securities (USA) LLC Passive Joint-Lead Managers BofA Securities, Inc. Credit Suisse Securities (USA) LLC Asset Representation Reviewer Clayton Fixed Income Services LLC 3

FCALT 2020-A Roadshow Executive Summary • Ford Credit Auto Lease Trust 2020-A (“FCALT 2020-A”) plans to offer $1.0 billion of AAA-rated Class A Notes and $56.2 million of AA-rated Class B Notes Offering will include fixed-rate A-2a and floating-rate A-2b Notes which will be sized to demand; class A-2b notes will not exceed $191.0 million • Consistent collateral eligibility and credit enhancement compared with prior transactions; Initial hard credit enhancement on Class A Notes of 20.15% (target of 22.65%) including subordination (8.70%), overcollateralization (11.20%) and reserve account (0.25%) Estimated excess spread per annum of 4.26% 4

FCALT 2020-A Roadshow Transaction Summary FCALT 2020-A will be the 18th public term ABS issuance from Ford Credit’s lease securitization program. Ford Credit previously sponsored three Rule 144A term lease ABS transactions in 2009 and 2010 FCALT 2020-A plans to offer $1,000,000,000 of AAA-rated Class A notes and $56,200,000 of AA-rated Class B notes. The depositor initially will retain $52,400,000 of unrated Class C notes FCALT 2020-A will use a senior / subordinate, sequential pay structure pre-and post-event of default Similar to previous Ford Credit lease securitizations, FCALT 2020-A will use an exchange note structure. The exchange note is secured by a reference pool of leases and leased vehicles The principal amount of the notes will be based on the securitization value of the leases. The securitization value of a lease is the sum of the present values of (1) the remaining scheduled base monthly payments plus (2) the base residual value of the related leased vehicle The discount rate applied to each lease is the greater of (1) 7.45% and (2) the lease factor The base residual value for a leased vehicle is the lesser of the contract residual value and the ALG base residual value(1). As a result, the base residual value of 91.07% of the leased vehicles in the reference pool by securitization value equals the ALG base residual value of the leased vehicle • • • • • (1) ALG base residual value represents either ALG residual value at inception or the oldest ALG mark-to-market available for a vehicle. 5

FCALT 2020-A Roadshow Transaction Summary (Continued) The cutoff date is January 1, 2020. The first payment date will be February 18, 2020 (1st business day after February 15, 2020) Credit enhancement for the notes will consist of overcollateralization, subordination, a reserve account and excess spread FCALT 2020-A provides robust disclosure of collateral performance • • • Original pool characteristics, updated balances, credit loss and residual performance for prior FCALT transactions is shown in the Prospectus (Annex B) Ongoing quarterly supplemental and statistical reporting will be published on Ford Credit’s website and will include an updated payment schedule of the remaining leases, credit loss and residual performance Asset-level data about the reference pool for this securitization will be filed with the SEC on Form ABS-EE on a monthly basis • The fair value of the residual interest retained by the depositor, a wholly-owned affiliate of Ford Credit, will represent at least 5% of the sum of the fair values of the notes and the residual interest on the closing date 6

FCALT 2020-A Roadshow Transaction Structure Class Class Class Class Class Class Class A-1 Notes A-2a Notes A-2b Notes A-3 Notes A-4 Notes B Notes C Notes Total 190,000,000 382,000,000 353,000,000 75,000,000 56,200,000 52,400,000 Principal Amount $1,108,600,000 Class Split(1) 15.22% 30.60% 28.27% 6.01% 4.50% 4.20% 88.80% Rating (S&P / Fitch) A-1+ / F1+ AAA / AAA AAA / AAA AAA / AAA AA+ / AA NR Offering Type Public Public Public Public Public Retained WAL to Maturity (years)(2) 0.32 1.10 1.75 2.22 2.38 2.48 1 mo. LIBOR(4) Benchmark Int. LIBOR EDSF EDSF Int. Swaps Int. Swaps Int. Swaps Fixed/Floating Fixed Fixed Floating Fixed Fixed Fixed Fixed Interest Accrual Method Act / 360 30 / 360 Act / 360 30 / 360 30 / 360 30 / 360 30 / 360 Payment Frequency Monthly Monthly Monthly Monthly Monthly Monthly Monthly Principal Window (months)(2) 1 - 8 8 – 18 8 - 18 18 - 26 26 - 28 28 - 30 30 – 31 Expected Final(2)(3) Sep-2020 Jul-2021 Jul-2021 Mar-2022 May-2022 Jul-2022 Aug-2022 Legal Final(3) Feb-2021 Jul-2022 Jul-2022 Mar-2023 May-2023 Jun-2023 Sep-2024 ERISA Eligible (1) As a percent of initial total securitization value Yes Yes Yes Yes Yes Yes No (2) At pricing speed of 100% prepayment assumption to maturity (3) The trust will pay interest and principal on the notes on the 15th day of each month (or, if not a business day, the next business day) (4) The Class A-2b notes will accrue interest at a floating rate which will initially be benchmarked to one-month LIBOR. However, the benchmark may change in certain situations. For more information on how one-month LIBOR is determined and the circumstances under which the benchmark may change, you should read "Description of the Notes — Payments of Interest — Floating Rate Benchmark; Benchmark Transition Event.” in the prospectus. 7

FCALT 2020-A Roadshow Class A Credit Enhancement • Triple-A credit enhancement for FCALT 2020-A is consistent with prior transactions Includes overcollateralization, subordination, and reserve account (20.15% / 22.65%) Estimated excess spread per annum of 4.26% The distribution of hard credit enhancement is: • Subordination is 8.70% of the initial securitization value Initial overcollateralization is 11.20% of the initial securitization value Target overcollateralization is 13.70% of the initial securitization value The reserve account is 0.25% of the initial securitization value • The amortizing nature of the collateral, the sequential payment structure, the non-declining cash reserve account and overcollateralization are expected to result in credit enhancement increasing over time as a percent of the outstanding securitization value 8

FCALT 2020-A Roadshow Class A-2a and A-2b Floating Rate Notes • • FCALT 2020-A will issue a fixed rate Class A-2a note and an unhedged floating rate Class A-2b note The Class A-2a and Class A-2b notes are collectively referred to as the "Class A-2 notes" and constitute a single class and have equal rights to payments of principal and interest, which will be made on a pro rata basis The allocation of the principal amount of the Class A-2 notes between the Class A-2a notes and the Class A-2b notes will be determined on or before the day of pricing Class A-2a and Class A-2b notes will each be sized to demand with the Class A-2b notes not to exceed $191 million FCALT 2020-A includes LIBOR fallback mechanics based on the Alternative Reference Rates Committee’s recommended fallback language for new issuances of securitizations The Class A-2b notes will accrue interest at a floating rate based on a benchmark, which will initially be one-month LIBOR The benchmark may change in certain situations. For more information on how one-month LIBOR is determined and the circumstances under which the benchmark may change, you should read "Description of the Notes — Payments of Interest — Floating Rate Benchmark; Benchmark Transition Event" in the Prospectus • • 9

FCALT 2020-A Roadshow Composition of Number of leases Initial total securitization value the Reference Pool 50,436 $1,248,469,217.26 $803,117,137.51 64.33% $1,413,135,621.26 (1) $930,856,204.84 (2) 35.9 months (2) 23.5 months (2) 12.4 months (3) 754 7.45% Residual portion of initial total securitization value Residual portion as a % of initial total securitization value Base monthly payments plus base residual value Base residual value Weighted average original term Weighted average remaining term Seasoning Weighted average FICO® score at origination Minimum discount rate (1) The ALG base residual values for the leased vehicles in the reference pool are generally lower than the contract residual values of those vehicles. As a result, the base residual value of 91.07% of the leased vehicles in the reference pool by securitization value equals the ALG base residual value of the leased vehicle, with 91.07% equal to the ALG residual value and 0% equal to the oldest ALG mark-to-market value that the servicer has for the leased vehicles (2) Weighted by the securitization value of each lease on the cutoff date of January 1, 2020 (3) This weighted average excludes leases representing 4.91% of the initial securitization value that have lessees who do not have FICO® scores because they (a) are not individuals, or (b) are individuals with minimal or no recent credit history. For a description of FICO® scores, you should read "Sponsor and Servicer - Origination, Underwriting and Purchasing" in the prospectus. There can be no assurance that FICO® scores will be an accurate predictor of the likelihood of repayment of the related lease or that any lessee's credit score would not be lower if obtained on the cutoff date 10

FCALT 2020-A Roadshow Collateral Highlights • Broad distribution of residual maturities • Seasoned assets continue to be included in the FCALT transactions (results in enhancement build during the early part of transaction) • FCALT transactions include shorter tenor leases on average, consistent with prior transactions (not shown) • The weighted average original term of FCALT 2020-A is 35.9 months (not shown) • FCALT 2020-A includes a diverse product mix of 56.80% CUVs, 24.98% Trucks, 13.27% Cars and 4.94% SUVs (not shown) • Transactions include consistently high weighted average FICO® scores • FCALT 2020-A residual portion of securitization value in line with recent FCALT transactions (1) For transactions prior to FCALT 2017-B, vehicle type reflects classification of 2011 and newer model year Explorers and 2013 and newer model year Escapes, as CUVs rather than SUVs 11 Max 6-month Residual Maturities as a % Base Residual value Seasoning (months) Model Diversification Top Model Top 3 Models SUVs and Trucks as % of Total Securitization Value(1) Weighted Average FICO Weighted Average LTV at Origination Weighted Average PTI at Origination Residual Portion of Securitization Value FCALT FCALT FCALT FCALT FCALT FCALT FCALT FCALT FCALT FCALT 2020-A 2019-B 2019-A 2018-B 2018-A 2017-B 2017-A 2016-A 2015-B 2015-A 35.20% 32.72% 35.49% 38.27% 31.39% 33.37% 31.61% 27.91% 35.70% 36.83% 12.4 11.9 11.7 11.1 11.9 11.9 11.7 11.5 10.3 10.0 22.61% 27.27% 23.01% 21.74% 18.92% 19.76% 18.71% 18.66% 17.86% 19.16% 55.19% 58.53% 56.11% 58.42% 53.66% 55.54% 50.79% 50.01% 51.50% 51.23% 29.92% 34.50% 28.27% 26.22% 19.17% 19.47% 17.73% 15.96% 19.31% 18.57% 754 754 754 751 754 751 747 742 741 742 90.51% 90.89% 90.40% 91.67% 90.82% 92.44% 93.43% 94.83% 93.73% 94.45% 7.41% 7.26% 7.23% 7.31% 7.19% 7.32% 7.31% 7.39% 7.19% 7.20% 64.33% 64.36% 63.99% 62.45% 64.26% 64.59% 64.69% 64.28% 64.74% 64.95%

FCALT 2020-A Roadshow Geographic Distribution Residual Portion of Securitization Value ALG Mark-to-Market State(1) Number of Lease s Adjuste d MSRP Acquisition Cost Securitization Value Base Residual Value Michigan New York California New Jersey Ohio Pennsylvania Florida Texas Other Total 11,306 7,144 5,077 4,104 3,821 3,292 2,447 1,691 11,554 22.42 14.16 10.07 8.14 7.58 6.53 4.85 3.35 22.91% $ 454,029,842.32 294,886,602.53 200,481,879.33 169,452,279.17 148,439,442.13 132,123,023.95 103,930,264.73 74,839,999.21 495,894,814.75 $ 361,127,552.69 249,756,471.29 166,559,188.99 144,027,229.09 126,980,643.77 108,541,927.25 90,520,197.89 68,086,192.48 422,200,539.29 $ 263,171,665.82 179,753,644.13 119,170,076.24 102,653,826.93 90,769,554.20 79,557,209.14 62,425,342.49 47,041,932.16 303,925,966.15 21.08 14.40 9.55 8.22 7.27 6.37 5.00 3.77 24.34% $ 205,082,212.38 133,442,032.26 87,410,331.43 75,355,744.01 66,364,913.15 60,406,271.22 45,170,693.84 32,467,939.58 225,156,066.97 22.03 14.34 9.39 8.10 7.13 6.49 4.85 3.49 24.19% $ 177,094,428.65 114,811,159.82 75,591,086.66 64,829,965.78 57,285,481.07 51,864,711.13 39,020,926.45 28,120,185.53 194,499,192.42 $ 203,005,160.00 132,846,771.00 87,743,967.00 75,058,399.00 66,161,291.00 60,168,801.00 44,682,757.00 32,177,414.00 224,115,258.00 50,436 100.00% $ 2,074,078,148.12 $1,737,799,942.74 $1,248,469,217.26 100.00% $930,856,204.84 100.00% $803,117,137.51 $ 925,959,818.00 (1) States representing greater than 3.00% of initial total securitization value based on the billing address of the lessee on the cutoff date MI 21.1% MI 19.8% MI 21.6% MI 22.6% Other 39.5% Other 40.1% Other 41.6% Other 42.6% Top 5 States Top 5 States Top 5 States Top 5 States NY 13.2% 60.5% 58.4% 57.5% 59.9% NY 12.9% NY 14.4% NY 13.3% CA 10.7% CA 9.6% NJ .6% CA 11.1% OH 6.9% OH 7.3% CA 6.8% OH 7.1% OH 7.1% NJ .2% NJ 7.6% J 4% FCALT 2019-A FCALT 2018-B FCALT 2020-A FCALT 2019-B 12

FCALT 2020-A Roadshow Vehicle Type Truck and SUV concentrations generally reflect origination trends, representing 29.92% of initial total securitization value in FCALT 2020-A, 34.50% in FCALT 2019-B, 28.27% in FCALT 2019-A and 26.22% in FCALT 2018-B SUV 4.3% SUV 4.9% SUV 5.1% SUV 6.7% Car 17.8% Car 13.3% Car 16.8% Car 13.0% CUV 52.5% CUV 54.9% CUV 56.0% CUV 56.8% Truck 25.0% Truck 21.9% Truck 23.2% Truck 27.8% FCALT 2020-A FCALT 2019-B FCALT 2019-A FCALT 2018-B 13

FCALT 2020-A Roadshow Vehicle Model Residual Portion of Securitization Va lue ALG Mark-to-Marke t Vehicle Mode l(1) Number of Leases Adjuste d MSRP Acquisition Cost Securitization Value Ba se Re sidua l Value F-150 Explorer Escape Edge Fusion(2) MKC Nautilus MKZ EcoSport Expedition Ranger Navigator MKX Flex Continental Other(2) Total 8,317 7,730 10,531 4,845 4,937 2,386 1,267 1,673 2,448 705 931 394 827 882 449 2,114 16.49 15.33 20.88 9.61 9.79 4.73 2.51 3.32 4.85 1.40 1.85 0.78 1.64 1.75 0.89 4.19% $ 442,661,221.17 361,293,512.38 321,298,407.06 202,525,797.98 150,377,457.86 100,336,721.41 67,482,509.98 73,361,600.74 63,439,612.65 51,881,604.10 35,775,182.69 35,827,254.35 41,659,711.31 35,682,387.26 26,972,298.31 63,502,868.87 $ 369,015,222.86 310,602,598.95 262,762,141.34 162,997,736.52 111,610,267.24 89,005,282.33 60,606,208.07 63,287,985.61 52,532,746.56 46,630,096.47 31,760,853.37 33,920,594.55 36,898,002.63 29,407,079.57 24,453,359.49 52,309,767.18 $ 282,251,615.87 218,212,470.70 188,570,987.52 117,253,899.86 81,987,235.55 56,499,949.26 44,082,686.55 41,281,648.22 39,580,816.59 33,905,325.97 28,195,819.08 23,790,537.43 23,764,570.59 19,441,083.32 15,041,766.36 34,608,804.39 22.61 17.48 15.10 9.39 6.57 4.53 3.53 3.31 3.17 2.72 2.26 1.91 1.90 1.56 1.20 2.77% $ 229,482,352.65 162,112,447.38 135,599,789.10 86,651,590.02 58,093,246.40 40,390,776.00 30,140,523.00 30,118,615.90 27,928,715.52 25,194,310.20 22,406,229.27 15,908,355.00 18,924,444.00 13,689,321.00 10,531,212.00 23,684,277.40 24.65 17.42 14.57 9.31 6.24 4.34 3.24 3.24 3.00 2.71 2.41 1.71 2.03 1.47 1.13 2.54% $ 197,398,225.41 140,638,346.91 117,426,706.12 74,839,459.53 50,191,481.61 34,952,821.82 25,116,627.93 26,138,055.14 23,924,920.21 21,535,913.66 18,564,214.28 13,717,703.54 16,983,355.47 11,740,957.52 9,149,410.61 20,798,937.75 $ 224,501,528.00 163,991,192.00 136,697,821.00 85,644,805.00 59,615,565.00 38,353,766.00 29,348,980.00 28,669,216.00 28,599,315.00 24,311,456.00 22,064,383.00 16,453,808.00 18,076,806.00 13,477,433.00 11,293,622.00 24,860,122.00 50,436 100.00% $ 2,074,078,148.12 $1,737,799,942.74 $1,248,469,217.26 100.00% $ 930,856,204.84 100.00% $ 803,117,137.51 $ 925,959,818.00 (1) Models representing greater than 1.00% of initial total securitization value (2) Models include vehicles with battery electric or plug-in hybrid electric power source, which represent 1.47% of initial securitization value 14 FCALT 2020-A Pool Features Broad Model Diversification

FCALT 2020-A Roadshow Residual Maturity Vs. Enhancement Build Residual Maturity by Vehicle Type vs. Hard Credit Enhancement for Class A Notes(1) 20% 100% 18% 90% 16% 80% 14% 70% 12% 60% 10% 50% 8% 40% 6% 30% 4% 20% 2% 10% 0% 0% 0 2 4 6 8 10 12 14 16 18 20 22 Car 24 26 28 SUV 30 32 34 36 38 40 42 44 46 48 Hard 'AAA' CE CUV Truck (1) Hard credit enhancement consists of overcollateralization, subordination and the reserve account; Assumes zero loss, zero prepays 15 Hard Credit Enhancement as a % of O/S Securitization Value % of Residuals Maturing Each Period Class A-3 Paid Down Class A-1 Paid Down Class A-2 Paid Down Class A-4 Paid Down

FCALT 2020-A Roadshow Residual Maturity Vs. Enhancement Build (Continued) • Enhancement as a percentage of the FCALT 2020-A initial total securitization value builds during the transaction, steadily increasing the amount of residual stress that each class can support over time The inclusion of seasoned leases in the pool is expected to increase the enhancement early in the life of the transaction The residual maturities are well distributed and a diverse mix of vehicle types mature in each period; maximum percentage of residual maturities in any 3 month period is 19.26%, similar to previous FCALT transactions After the A-3 notes are expected to pay-off in month 28, the A-4 notes should have approximately 81% hard enhancement • • • 16

FCALT 2020-A Roadshow Residual Breakeven Analysis The tables below show the percentage of base residual loss, after defaults, that can be sustained before the notes incur a loss at various turn-in rates and multiples of base case credit losses 1.00x 3.00x 5.00x (1) After stress defaults Assumptions: 0% prepayments 40% / 40% / 20% (year 1 / 2 / 3) distribution for losses 50% recovery of charge-offs (with a 4 month lag on credit loss recoveries) 2 month lag on receipt of auction proceeds for residual Base net credit loss of 1% of initial total securitization value Estimated 4.26% excess spread per annum Includes 11.20% initial overcollateralization growing to a target of 13.70%, 8.70% of subordination for the Class A Notes, 4.20% of subordination for Class B Notes, and 0.25% cash reserve account 17 Class A-2 Notes Cumulative Net Credit Loss Class A-4 Notes Cumulative Net Credit Loss Class C Notes Cumulative Net Credit Loss Net Loss % Turn in Rate(1) Net Loss % Turn in Rate(1) Net Loss % Turn in Rate(1) 1.00% 3.00% 5.00% 1.00x 3.00x 5.00x 1.00% 3.00% 5.00% 1.00x 3.00x 5.00x 1.00% 3.00% 5.00% 1.00x 3.00x 5.00x 70% 100.00% 100.00% 100.00% 80% 100.00% 100.00% 100.00% 90% 91.25% 92.29% 92.42% 100% 82.03% 82.97% 83.08% 70% 50.93% 49.85% 47.32% 80% 44.50% 43.55% 41.34% 90% 39.50% 38.65% 36.69% 100% 35.49% 34.74% 32.96% 70% 33.48% 31.87% 28.75% 80% 29.23% 27.82% 25.09% 90% 25.93% 24.67% 22.25% 100% 23.28% 22.15% 19.97% Class A-1 Notes Cumulative Net Credit Loss Class A-3 Notes Cumulative Net Credit Loss Class B Notes Cumulative Net Credit Loss Net Loss % Turn in Rate(1) Net Loss % Turn in Rate(1) Net Loss % Turn in Rate(1) 1.00% 3.00% 5.00% 1.00x 3.00x 5.00x 1.00% 3.00% 5.00% 1.00x 3.00x 5.00x 1.00% 3.00% 5.00% 70% 100.00% 100.00% 100.00% 80% 100.00% 100.00% 100.00% 90% 100.00% 100.00% 100.00% 100% 100.00% 100.00% 100.00% 70% 62.72% 62.00% 59.95% 80% 54.81% 54.18% 52.39% 90% 48.66% 48.10% 46.51% 100% 43.74% 43.24% 41.81% 70% 41.99% 40.63% 37.76% 80% 36.67% 35.48% 32.98% 90% 32.54% 31.48% 29.26% 100% 29.23% 28.28% 26.28%

FCALT 2020-A Roadshow Break-Even Analysis* Break-Even for FCALT 2020-A Compared to Historical Pool Performance Cumulative Residual Loss / (Gain) Return Rate 100% 100% 80% 80% 60% 60% 40% 40% 20% 20% 0% 0% Period (Months) 13 15 17 19 2016-A 2019-A -20% Period (Months) 1 3 5 7 9 11 21 23 25 27 29 31 1 3 2015-A 2018-A 5 7 9 11 13 15 17 19 2016-A 21 23 25 27 29 31 33 2015-A 2018-A 2015-B 2018-B 2017-A 2019-B 2017-B 2015-B 2018-B 2017-A 2019-B 2017-B 2019-A * Assumes cumulative net credit losses stress of 5%; break-evens are specific to FCALT 2020-A 18 Break-Even = 100% Return Rate Assumed Memo: Worst Recent 12-Month Portfolio Experience = 82% (CY 2008) A-2 Break-Even = 83.08% A-3 Break-Even = 41.81% A-4 Break-Even = 32.96% Memo: Worst Recent 12-Month Portfolio Experience = 18.3% (CY 2008)

FCALT 2020-A Roadshow U.S. Managed Lease Portfolio Number of Leases Originated (000) 394 377 • Ford Credit leasing, as a share of retail sales, remains below the industry • Ford Credit works with Ford and Lincoln to set guidelines around leasing share, term, model mix and other factors to support brand value and sales Avg. # of Leases Outstanding (000) 704 841 975 1,005 1,018 1,015 1,009 Source: 2019Q3 Lease Quarterly Statistical Information. Rounded for display purposes Manheim Used Vehicle Value Index • Auction values stronger than expected YoY Source: Manheim Consulting, November 2019 (January 1995 = 100.0) 19 414 401 2014 2015 2016 2017 2018 3Q18 YTD 3Q19 YTD 363 300 254

FCALT 2020-A Roadshow Performance* Nine Months Ended September 30, Residual • Ford’s managed portfolio residual realizations posted a gain of 5.08% for the nine months ended September 30, 2019, down versus a 5.45% gain for the nine months ended September 30, 2018 Year Ended December 31, 2019 2018 2018 2017 2016 2015 2014 Number of LeasesTerminated Number of Vehicles Returned and Sold Return Rate 265,358 195,413 73.64 272,476 203,193 74.57 363,688 271,475 74.65 365,623 280,744 76.79 318,131 238,418 74.94 245,392 174,437 71.09 248,030 186,320 75.12 • Rating agencies stress residuals in excess of 30% on Class A notes, which is significantly higher than Ford Credit’s worst year in 2008 when the portfolio experienced residual losses of 18.26% (not shown) Vehicles Returned and Sold Average Adjusted MSRP Average ALG Base Residual Value Average Residual Loss/ (Gain) 38,043 18,029 (916) 37,016 18,050 (983) 37,195 17,973 (875) 35,462 17,531 (240) 35,050 17,853 14 34,878 18,223 (733) 34,419 17,997 (588) (1) Residual Loss/ (Gain) as a %of Adjusted MSRP Car CUV (1.94) (2.23) (2.87) (2.47) (2.41) (0.04) (4.16) (3.86) (3.36) (2.66) 0.01 (3.59) (3.53) (2.97) (2.35) 4.37 (4.60) (2.46) (3.61) (0.68) 5.95 (4.37) (2.36) (4.38) 0.04 4.59 (5.60) (5.80) (10.18) (2.10) 5.09 (5.71) (6.12) (10.89) (1.71) (2) SUV • Rating agencies apply their residual value stress to all vehicles scheduled to be returned over the life of the transaction for FCALT 2020-A, while periods of severe residual stress have historically been much shorter Truck Average (3) Residual Loss/ (Gain) as a %of ALG Base Residual Value (5.08) (5.45) (4.87) (1.37) 0.08 (4.02) (3.27) T erminated Leases (4) Average Contract Residual Value as a %of Adjusted MSRP 53.92 47.27 6.65 54.97 48.62 6.35 54.81 48.21 6.60 56.08 49.35 6.73 57.31 50.59 6.72 58.65 51.66 6.99 58.83 51.80 7.03 (5) Average ALG Base Residual Value as a %of Adjusted MSRP Contract Residual Value Higher/ (Lower) than ALG Base Residual Value • Rating agencies assume a 100% return rate even though Ford Credit’s highest return rate was only 82.31% in 2008 (not shown) *See Appendix for footnotes 20

FCALT 2020-A Roadshow Credit Performance De linque ncy, Repossession and Credit Loss Experie nce Nine Months Ended September 30, Year Ended December 31, 2019 2018 2018 2017 2016 2015 2014 Average num ber of leas es outs tanding (…1) ……………... Average portfolio outs tanding (in m illions ) …(2) ……………… 1,008,659 $27,938 1,015,378 $27,271 1,018,021 $27,451 1,005,542 $26,586 974,580 $25,506 841,005 $22,066 704,275 $18,554 Average number of delinquencies (3)(4) 31 - 60 days ……………. 61 - 90 days ……………… 91 - 120 days …………… Over 120 days ……… … 6,820 667 50 12 7,351 719 51 8 7,509 731 52 9 7,731 870 98 13 7,436 823 103 16 6,265 585 59 8 5,802 557 49 5 Average num ber of delinquencies as a percentage of average num ber of leas es ous tanding(3)(4) 31 - 60 days ……………. 61 - 90 days ……………… 91 - 120 days …………… Over 120 days …… …… 0.68% 0.07% 0.00% 0.00% 0.72% 0.07% 0.01% 0.00% 0.74% 0.07% 0.01% 0.00% 0.77% 0.09% 0.01% 0.00% 0.76% 0.08% 0.01% 0.00% 0.74% 0.07% 0.01% 0.00% 0.82% 0.08% 0.01% 0.00% Aggregate balance of delinquent leas es as a percentage of average portfolio outs tanding(3)(5) 31 - 60 days ……………. 61-90 days ……………… 91 - 120 days …………… Over 120 days … ……… 0.72% 0.06% 0.01% 0.00% 0.61% 0.06% 0.01% 0.00% 0.85% 0.08% 0.00% 0.00% 0.73% 0.08% 0.00% 0.00% 0.81% 0.09% 0.01% 0.00% 0.80% 0.08% 0.01% 0.00% 0.89% 0.07% 0.01% 0.00% Repos s es s ions as a percentage of average num ber of leas es outs tanding(8…) ……………. Aggregate net los s es (gains ) (in m illions )(6…) …… Net los s es (gains ) as a percentage of average portfolio outs tanding(6…)(8…) …………. Net los s es (gains ) as a percentage of gros s liquidations(6…)(7…)(8).. Num ber of leas es charged off ………………. Num ber of leas es charged off as a percentage of average num ber of leas es outs tanding(8…) ….………… 0.61% $61 0.29% 0.66% 12,771 1.69% $4,807 0.70% $62 0.30% 0.69% 13,585 1.78% $4,528 0.69% $86 0.31% 0.72% 18,104 1.78% $4,769 0.79% $102 0.38% 0.87% 17,953 1.79% $5,701 0.72% $83 0.33% 0.79% 16,415 1.68% $5,081 0.63% $51 0.23% 0.59% 11,838 1.41% $4,308 0.66% $39 0.21% 0.50% 8,907 1.26% $4,421 (6) Average net los s (gain) on leas es charged off …… *See Appendix for footnotes 21

FCALT 2020-A Roadshow Securitization Pool Performance Cumulative Return Rate Cumulative Residual Loss / (Gain)* Cumulative Net Credit Losses** Commentary * As a percentage of initial base residual value; includes losses / (gains) on retained and returned vehicles ** Total credit loss as a percent of initial total securitization value 22 0.60% 0.40% 0.20% 0.00% 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 2015-A2015-B2016-A2017-A2017-B 2018-A2018-B2019-A2019-B •For the performance in the pools above (2015-A to 2019-B): - Lifetime cumulative return rates average about 68% - Cumulative residual gains through September 2019 modestly lower vs. September 2018, reflecting increased residual gains on cars, partially offset by smaller gains in CUVs and SUVs - Consistent credit loss performance. 2.0% 0.0% -2.0% -4.0% -6.0% -8.0% -10.0% 1471013161922252831 2015-A 2015-B 2016-A 2017-A 2017-B 2018-A 2018-B 2019-A 2019-B 100% 90% 80% 70% 60% 50% 40% 30% 20% 10% 0% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 2015-A 2015-B 2016-A 2017-A 2017-B 2018-A 2018-B 2019-A 2019-B

Appendix 23

FCALT 2020-A Roadshow Footnotes to Residual Table on Slide 20 With regard to the residual table on slide 20, "terminated leases" are leases for which (1) the related leased vehicle was returned during the period and sold by September 30, 2019, (2) the related leased vehicle was purchased under the lease during the period or (3) the lessee defaulted during the period (1) The percentage equivalent to the average residual loss (gain) for leased vehicles of each vehicle type that were returned and sold, divided by the average adjusted MSRP for those vehicles. The vehicle types do not include a small number of vehicles that are not manufactured by Ford or for which Ford Credit does not have a valid vehicle identification number (2) All Explorers and Escapes are classified as SUV regardless of model year (3) The percentage equivalent to the average residual loss (gain) for leased vehicles that were returned and sold, divided by the average ALG base residual value for those vehicles (4) The percentage equivalent to the average contract residual value for leased vehicles that terminated during the period, divided by the average adjusted MSRP of those vehicles (5) The percentage equivalent to the average ALG base residual value for leased vehicles that terminated during the period, divided by the average adjusted MSRP of those vehicles 24

FCALT 2020-A Roadshow Footnotes to Credit Performance Table on Slide 21 (1) Average of the number of leases outstanding at the beginning and end of each month in the period (2) Average of the aggregate lease balance of leases outstanding at the beginning and end of each month in the period (3) The period of delinquency is the number of days that more than $49.99 of a scheduled monthly payment is past due, excluding accounts with bankrupt lessees and accounts that have been repossessed or charged off (4) Average of the number of leases delinquent at the beginning and end of each month in the period. The period of delinquency is the number of days that more than $49.99 of a scheduled monthly payment is past due, excluding accounts with bankrupt lessees (5) Aggregate balance at the end of the period over the aggregate balance of all leases outstanding at the end of the period (6) Net losses include the aggregate balance ((i) lease and other charges, plus (ii) external costs associated with repossession and disposition of vehicles incurred both before and after charge off, plus (iii) external costs associated with continued collection efforts incurred after charge off) of all leases that the servicer determined to be uncollectible in the period less any amounts received in the period on leases charged off in the period or any earlier periods. Net losses also include the excess mileage charges and the estimated cost to repair any excess wear and use that the lessee does not pay when the vehicle is returned, less any amount received in the period for excess mileage and excess wear and use. In addition, net losses include the estimated loss recorded at the time a vehicle is repossessed and this estimated loss is adjusted to reflect the actual loss after the vehicle is sold. Realized losses for a securitized pool of leases for any period include the aggregate lease balance ((i) remaining total securitization value, (ii) external costs associated with repossession and disposition of vehicles incurred both before and after charge off and (iii) external costs associated with continued collection efforts incurred after charge off) of all leases that the servicer determined to be uncollectible in the period less any amounts received in the period on leases charged off in the period. Therefore, realized losses for a securitized pool of leases may be higher or lower than net losses for those leases (7) Gross liquidations are cash payments and charge offs that reduce the outstanding balance of a lease (8) For non-annual periods, the percentages are annualized 25